Exhibit 2.9

                                   ASSET
                            PURCHASE AGREEMENT

PARTIES:

   This Agreement is made and entered into as of the 4th day of June, 1998, by and between ARC, INC. of 33380 Listie Avenue, Acton, California 93510, a California corporation (hereinafter referred to as the "Seller"), and XENOTECH-STRONG, INC., 4350 McKinley Street, Omaha, Nebraska 68112, a Nebraska corporation (the "Buyer").

RECITALS:

   A. Seller is engaged in the business of providing and operating lighting and special effects equipment for live entertainment shows and productions.

   B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller pertaining to its business.

AGREEMENT:

   NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other food and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I.    DEFINITIONS

   For all purposes of this agreement, the following terms shall have the following definitions:

   A. "Contract" shall mean those contracts of Seller, a true and correct list of which is attached hereto as Exhibit 1.

   B. "Fixtures and Equipment" shall mean all of the lighting equipment, special effects equipment, vehicles, and all other equipment of Seller, a true and correct list of which is attached hereto as Exhibit 2.

   C. "Inventory" shall mean all of Seller's inventories, a true and correct list of which is attached hereto as Exhibit 3.

   D. "Purchased Assets" shall mean all of the following Assets of Seller as of the date of the Closing:

        1. All Contract rights of Seller, including all customer deposits received by Seller in connection with Contracts not yet performed by Seller;

        2.  All Fixtures and Equipment;

        3.  All Inventory;

        4. All trademarks, trade names, and all other intangible assets of Seller, including, but not limited to the trade name "ARC EFX"; and

        5. Any and all other assets of Seller of any kind or nature whatsoever except Seller's cash assets (other than customer deposits) and Seller's accounts receivable.


II.   SALE OF ASSETS

   A. At closing, Seller shall sell, assign, transfer, convey and deliver to Buyer the Purchased Assets, free and clear of all liabilities, obligations, liens, security interests and encumbrances of any kind. Buyer shall not assume any liabilities of Seller whatsoever, except for Seller's obligations under the contracts of Seller set forth on Exhibit 1.

   B. At Closing, Buyer shall wire transfer Seventy-five Thousand Dollars ($75,000) to Seller's bank account, subject to any amounts required to discharge any liens or encumbrances against the purchased Assets, or required by law to be withheld to pay any obligations of Seller.

   C. At Closing, Buyer shall execute and deliver to Seller its Promissory Note in the principal amount of Fifty Thousand Dollars ($50,000) payable in full on a date which shall be one (1) year after the date of Closing.

III.  CLOSING

   The closing of the sale (the "Closing") shall take place on or before June 1, 1998, or as soon thereafter as all of the conditions of the Agreement shall be complied with by the parties. At the Closing, Seller shall deliver to Buyer such bills of sale, endorsements, assignments, and other goods and sufficient instruments of transfer and conveyance as shall be effective to vest in the Buyer good and marketable title to the Purchased Assets as provided in this Agreement.

IV.   PURCHASE PRICE

   The Purchase Price shall be One Hundred Twenty five Thousand Dollars ($125,000), subject to adjustment as herein set forth, which shall be paid to Seller in accordance with Article II herein. Buyer and Seller agree that for all purposes, the Purchase Price shall be allocated in the manner set forth on
Exhibit 4 attached hereto.

V.    FURTHER ASSURANCES

   From time to time, at Buyer's request, whether at or after the closing and without further consideration, Seller will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer reasonably may require more effectively to convey and transfer to Buyer any of the Purchased Assets.

VI.   GREG SMITH EMPLOYMENT AGREEMENT

   Buyer shall engage Greg Smith (the sole shareholder of Seller) as an Employee effective immediately upon the Closing of the transactions herein contemplated, for a term of five (5) years at an annual compensation of sixty-five thousand Dollars ($65,000). At Closing, Buyer and Greg Smith shall enter into a written Employment Agreement in the form and of the content of Exhibit 5, attached hereto, the terms and conditions of which are incorporated herein by this reference.

VII.    REPRESENTATIONS AND WARRANTIES OF SELLER

   Seller represents, warrants and covenants to and with Buyer as follows:

   A. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to conduct it business as it is presently being conducted and to own, sell and convey its properties as Assets.

   B. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms.

   C. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the certificate of Incorporation or Bylaws of Seller, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party, which breach or default would have material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby, or (3) a violation by Seller of any statute, rule regulation, ordinance, code, order, judgement, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Seller or its ability to consummate the transactions contemplated hereby.

   D. Except as otherwise provided herein, Seller currently has and will have and will transfer to Buyer at Closing, good and marketable title to all of the Purchased assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, charges, encumbrances, restrictions, liabilities and equities.

   E. There are no material actions, suits, claims, proceedings or investigations pending or, to the best knowledge of seller, threatened against or affecting the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other government court, department, commission, board, bureau, agency or instrumentality.

   F. Seller has disclosed to Buyer all facts known by Seller to be material to the Assets to be acquired by Buyer pursuant to this Agreement. No written representation or warranty by the Seller in this Agreement or any written statement or certificate furnished or to be furnished to the Buyer pursuant hereto, contains or will contain any untrue statement of a material fact known to Seller, or omits or will omit to state a material fact known to Seller necessary to make the statements contained therein not misleading. During the period from the date of this Agreement to the Closing date, Seller represents and covenants that its business shall in all respects continue to be operated only in the ordinary course. Seller shall give prompt notice to Buyer with respect to any material changes in the operation of its business and any matter or event which comes to Seller's attention and which, if it had occurred as of the date hereof, would constitute a material breach of the representations and warranties of Seller contained in this Agreement.


   G. The execution and delivery of this Agreement to Buyer and the consummation of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors, and by Seller's Shareholders in accordance with the business corporation laws of the State of California.

IX.   REPRESENTATIONS AND WARRANTIES OF BUYER

   Buyer hereby represents and warrants to Seller as follows:

   A. Buyer is a corporation duly organized, validly and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and Assets.

   B. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

   C. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will result in (1) a violation of or a conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Buyer, (2) a breach of, or a default under, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party, which breach or default would have a material adverse effect on the business or financial condition of Buyer of its ability to consummate the transactions contemplated hereby, or (3) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgement, writ, injunction, decree or award, which violation would have a material adverse effect on the business or financial condition of Buyer or its ability to consummate the transactions contemplated hereby.

X.    COVENANTS OF SELLER AND BUYER

   Seller covenants with Buyer and Buyer covenants with Seller as follows:

   A. Seller shall assign to Buyer all transferable manufacturer, supplier of contractor warranties or guaranties respecting any of the Purchased Assets.

   B. Effective upon closing of the transactions contemplated hereby, Seller shall no longer use, in any respect, the name or term "ARC EFX, INC." without the express written consent of Buyer. Within seventy-five (75) days after Closing, Seller shall change its corporate name to a name, which bears no resemblance to the name "ARC EFX," and thereafter shall never use a name or names, which shall be similar to such name.

XI.   BULK SALES

   Seller agrees to cooperate with Buyer in complying with the provisions of
Article 6 of the California Uniform commercial Code Bulk Transfer - relating to bulk transfers in connection with the transactions contemplated by this Agreement. If Buyer shall waive the provisions of the Bulk Sales Law, seller shall indemnify and hold Buyer harmless from any damages, losses or expenses (including reasonable attorneys' fees) suffered by Buyer from any claim which may be asserted against Buyer by creditors of Seller for obligations not assumed by Buyer hereunder which result from noncompliance with the California Bulk Transfer Law.

XII.  COVENANT NOT TO COMPETE

   At the Closing, Seller and Greg Smith will execute a Non-Competition Agreement in the form of Exhibit 6 hereto; the effectiveness of this Agreement and of the Non-competition Agreement will be contingent upon the execution of each other.

XIII.   ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

   A. Seller and Buyer agree that so long as any books, records, and files relating to the business, Assets or operations of the Seller remain in existence and available, Buyer (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose with reasonable advance notice. Seller further agrees that it shall preserve and maintain all of its existing books and record relating to the Purchased Assets for a period of at least three (3) years following the date of Closing.


   B. On and after the Closing date, Seller and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

XIV.    INDEMNIFICATIONS

   A. BY SELLER: It is specifically acknowledged that Buyer does not assume and will not be responsible for any liabilities of Seller, except as may be expressly stated herein. Effective as of the Closing date, Seller shall indemnify and hold harmless Buyer against and in respect of:

        1. All liabilities and obligations of, or claims against, Seller not expressly assumed by Buyer in this Agreement.

        2. Any damage or deficiency resulting from any material misrepresentation, breach of warranty, or non fulfillment of any agreement on the part of Seller under this Agreement or from any material misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Buyer under this Agreement.

   B. BY BUYER: Buyer agrees that, on and after the date hereof, it shall indemnify and save and hold harmless Seller from and against any and all damages incurred in connection with or arising out of or resulting from (1) any material breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; (2) any liability, obligation or commitment of Buyer relating in any way to the Purchased Assets or Assumed Liabilities; or (3) any claim, liability, obligation or commitment of any nature which is specifically assumed by Buyer pursuant to this Agreement.

XV.     CONDITIONS PRECEDENT TO OBLIGATION OF BUYER

   The obligations of Buyer to purchase the Purchased Assets from Seller are subject to the satisfaction, on or before the Closing date, of all of the following conditions, which conditions may be waived in writing by Buyer:

   A. The representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on an as of the Closing date.


   B. Seller and its sole shareholder shall have, or have caused to be performed and observed, in all material respects, all obligations and agreements hereunder and shall have complied with all covenants and conditions contained in this agreement to be performed and complied with by it at or prior to the closing date.


   C. If, prior to the closing date, any material part of the Purchased Assets is damaged by fire, other casualty, or any cause or activity not attributable to or under the control of Buyer, Seller shall give Buyer written notice thereof and Buyer may, at its option, terminate this Agreement by written notice of such election given to seller no later than five (5) working days after receipt of Seller's notice, and upon giving such notice, both parties shall be fully discharged from all duties hereunder and all obligations hereof. However, if Buyer shall not so elect, or if an immaterial part of the Assets is damaged, then Seller hereby assigns to Buyer all of its rights, title and interest in and to any and all insurance proceeds payable by reason of such destruction or damage to the Purchased Assets and Seller hereby agrees to pay Buyer a sum equal to the deductible amount provided in such policies to the extent necessary to correct such damage.

   D. There shall not have been, between the date of this Agreement and the Closing date, any materially adverse change in any of the Purchased assets or the current operation of Seller.


   E. Prior to closing, Buyer shall have completed, to its satisfaction, such financial, technical and legal due diligence of seller as Buyer, its counsel and its accountants shall deem necessary and appropriate.

XVI.    CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

   The obligation of Seller to sell the Purchased Assets under this Agreement of Buyer is subject to the satisfaction, on or before the Closing date, of all the following conditions, which conditions may be waived in writing by Seller:

   A. The representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and, in addition, shall be true in all material respects on and as of the Closing date with the same force and effect as though made on and as of the Closing date.

   B. Buyer shall have, or have caused to be, performed and observed, in all material respects, all covenants, agreements and conditions hereof to be performed or observed by Buyer at or before the Closing.

   C. Seller shall have received approval from its Board of Directors and Shareholders for consummation of this transaction of the terms and conditions contained herein.

XVII.   NON-ASSIGNMENT

   Any party without the prior written consent of the other parties hereunder may assign neither this Agreement nor any of the rights or obligations. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder, as a third-party beneficiary or otherwise.

XVIII.  EXPENSES

   Except as otherwise provided in this Agreement, each party shall pay its respective expenses, taxes, charges and liabilities incurred in connection with or arising out of this Agreement, including, without limitation thereto, counsel fees, accounting fees, and other expenses related to the assignment and delivery of the Purchased Assets to buyer.

XIX.    NOTICES

   Unless otherwise provided herein, any notices, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

                        IF TO SELLER:     ARC EFX, INC.
                                          Attention: Greg Smith
                                          33380 Listie Avenue
                                          Acton, CA 93510

                        WITH COPY TO:
                                          ---------------------
                                          ---------------------
                                          ---------------------
                                          ---------------------


                        IF TO BUYER:      XENOTECH-STRONG, INC.
                                          Attn: John P. Wilmers
                                          4350 McKinley Street
                                          Omaha, NE 68112

                        WITH COPY TO:     Marks, Clare & Richards
                                          David P. Wilson, Esq.
                                          11605 Miracle Hills Dr., Suite 300
                                          Omaha, NE 68154

Or at such other address or designation as is provided by one party to the other in writing.

XX.     CHOICE OF LAW

   This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without reference to the choice of law provisions of California law).

XXI.    SURVIVAL OF WARRANTIES AND REPRESENTATIONS

   The representations, warranties and covenants of the parties hereto contained herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation theretofore made by either party. Each and every representation, warranty and covenant of Seller and buyer and the indemnification provisions set forth in
Article XIII herein shall survive the Closing date and remain operative and in full force and effect as herein provided.

XXII.   ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

   This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

XXIII.  MULTIPLE COUNTERPARTS

   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

XXIV.   INVALIDITY

   In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceable shall not affect any other provision of this agreement or any other such instrument.

XXV.    CONFIDENTIAL INFORMATION

   In connection with the negotiation of this Agreement, each party acknowledges that it has had access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or make use of any other such information, except to advisors, consultants, lenders and affiliates in connection with the transactions contemplated hereby or pursuant to or as required by law. If the transaction is not closed, each party shall return to the other all confidential information in tangible form, belonging or relating to the other party or provide a certificate of destruction of such material acceptable to the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, on this 4th day of June, 1998.


                                          "Seller"

                                          ARC EFX, INC.

                                          By: /s/ Greg Smith
                                             --------------------------------
                                              Greg Smith, President






                                          "Buyer"

                                          XENOTECH-STRONG, INC.
                                          A Nebraska corporation


                                          By: /s/ John P. Wilmers
                                             --------------------------------
                                             John P. Wilmers, President

STATE OF CALIFORNIA     )
                        ) SS.
COUNTY OF LOS ANGELES   )



        On June 4, 1998, before me, Y. Charles Shoda, notary Public, personally appeared GREG SMITH, President of ARC EFX, INC., personally known to me - OR - proved to me on a basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same.

        WITNESS my hand and official seal.






                                             /S/ Y. Charles Shoda
                                             --------------------------------
                                             Signature of Notary Public


STATE OF NEBRASKA       )
                        ) SS.
COUNTY OF DOUGLAS       )

        On this 5th day of June, 1998, before me, the undersigned, a Notary Public in and for said County, personally appeared the above-named JOHN P. WILMERS, President of XENOTECH STRONG, INC., to me known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed and the voluntary act deed of said corporation.




                                             /s/ Nancy A. Cronin
                                             --------------------------------
                                             Notary Public



Exhibit 4.4